NUTRITION 21, INC.
                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

         Notice is hereby given that a Special Meeting of Shareholders of Nutrition 21, Inc. (the "Company") will be held at 4 Manhattanville Road, Purchase, New York at 10:00 A.M. on June 28, 2005 for the following purposes as set forth in the accompanying Proxy Statement:

         1. To adopt an amendment to the certificate of incorporation that would increase the number of the Company's authorized shares of common stock from 65,000,000 to 100,000,000.


         2. To adopt a proposal that would remove price limits that were imposed on issuances and on anti-dilution provisions in connection with the Company's recent issuance of preferred stock.


         3. To adopt a proposal to permit shares of common stock to be used for the payment of dividends on the preferred stock.


         4. To adopt the Company's 2005 Stock Plan.


         5. To transact such other business as may properly come before the meeting or any adjournments thereof.


         Holders of record of the Company's common stock at the close of business on May 5, 2005 will be entitled to vote at the meeting.


                                              By Order of the Board of Directors


                                              BENJAMIN T. SPORN,
                                              Secretary


Dated:  May 13, 2005

                               NUTRITION 21, INC.
                              4 Manhattanville Road
                            Purchase, New York 10577

                              --------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 28, 2005

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting of Shareholders of Nutrition 21, Inc. (the "Company") to be held at the offices of the Company at 4 Manhattanville Road, Purchase, New York at 10:00 A.M. on June 28, 2005, and at any adjournments thereof. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. This Proxy Statement and the accompanying materials are being mailed on or about May 13, 2005.

Record Date

         Shareholders of record at the close of business on May 5, 2005, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. As of May 5, 2005, the Company's voting securities outstanding totaled 38,136,695 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held by such holder.

Quorum

         The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all matters. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the meeting in determining the presence of a quorum. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

         Proxies may be revoked by shareholders by written notice received by the Secretary of the Company at the address set forth above, at any time prior to the exercise thereof.

                                  THE PROPOSALS

Background

         On March 31, 2005, we entered into a Securities Purchase Agreement (the "Purchase Agreement") under which for $9,600,000 we sold to private investors 9,600 shares of 6% Series I Convertible Preferred Stock (the "Preferred Stock") and warrants (the "Warrants") to purchase 2,948,662 shares of common stock at $1.3104 per share. Bristol Investment Group, Inc. ("Bristol'") acted as our placement agent in connection with a portion of the financing. We paid $312,000 and issued 292,461 Warrants in fees to Bristol. Copies of the Purchase Agreement, the Certificate of Amendment that created the Preferred Stock and the form of the Warrants are attached as Exhibits 2, 3 and 4 to this Proxy Statement. The summary description below of certain terms of these documents is qualified in its entirety by reference to the full text of these documents that is set out in the Exhibits.

         Summary of the Provisions of the Preferred Stock.

         Each share of Preferred Stock has a stated value of $1,000 per share. The Preferred Stock is convertible into common stock at the option of the holders at $1.2535 per share, subject to anti-dilution provisions described below under Proposal 2. Subject to certain conditions, we can force conversion of the Preferred Stock if the volume weighted average price of the common stock is at least $3.76 for 20 consecutive trading days. The Preferred Stock pays cumulative dividends at the annual rate of 6%. Dividends are payable in cash, provided that if the shareholders adopt proposal 3 and certain other conditions are satisfied, dividends may be paid in shares of common stock valued at 90% of the then volume weighted average price. The stated value of the Preferred Stock is preferred in liquidation against the holders of our Common Stock. The consent of the holders of the Preferred Stock is required before we can issue senior or pari passu stock. The Preferred Stock generally has no voting rights. We must redeem the Preferred Stock at the original issue price plus accrued dividends on March 31, 2009. We must also redeem the Preferred Stock on the occurrence of certain default events.

         Summary of the Provisions of the Warrants.

         The Warrants are exercisable commencing October 1, 2005 and ending on March 30, 2010 at $1.3104 per share subject to the anti-dilution provisions described below and other limitations. The Warrants may be exercised on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price) after March 31, 2006 so long as no registration statement is in effect with respect to the sale of shares issuable on exercise.

                    Proposal 1 - The Proposed Stock Amendment

         At the Meeting, shareholders will be asked to adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company from 65,000,000 to 100,000,000 shares of Common Stock, with a par value of $.005 per share (the "Proposed Stock Amendment"). Our Board of Directors has approved the Proposed Stock Amendment subject to shareholder authorization.

         At May 5, 2005, our authorized capital consisted of 65,000,000 shares of Common Stock, par value $.005, and 5,000,000 shares of Preferred Stock, par value $.01. As of April 15, 2005, 38,061,830 shares of Common Stock and 9,600 shares of Preferred Stock were outstanding. In addition, as of April 15, 2005 an aggregate of 19,837,381 shares of Common Stock were reserved for issuance upon:
(i) exercise of options  granted or which may be granted  under our Stock Option

Plans (8,325,752 shares), (ii) conversion of the Preferred Stock (7,658,556 shares), (iii) exercise of the Warrants (3,241,123 shares), and (iv) exercise of various other outstanding warrants and options (611,950 shares). Therefore, we have only 7,100,789 more shares of Common Stock authorized than we have reserved for issuance.

         If the Proposed Stock Amendment is adopted by the shareholders, the additional shares of Common Stock would be issuable at any time and from time to time, by action of the Board of Directors without further authorization from shareholders, except as otherwise required by applicable law or rules and regulations to which we may be subject, to such persons and for such consideration (but not less than the par value thereof) as the Board of Directors determines. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock. Issuance of additional Common Stock, directly or upon conversion of Preferred Stock or exercise of warrants or options, would have a dilutive effect on the voting power of the outstanding Common Stock. Depending upon the number of shares of Common Stock issued and the relationship thereof to the book value of the Common Stock, it is possible that issuance of any of the Common Stock, either directly or upon conversion of any of the Preferred Stock, could have a dilutive effect on stockholders' equity in the Company.

Considerations

         Requirement under the Purchase Agreement

         In the Purchase Agreement, we agreed that we would before July 15, 2005 hold a special meeting of shareholders at which shareholders are asked to approve an increase in the number of our authorized shares of common stock to 100,000,000, with the recommendation of our Board of Directors that such proposal be approved. The Purchase Agreement further requires that we solicit proxies from shareholders in connection with the meeting in the same manner as all other management proposals in the proxy statement and that all management-appointed proxyholders shall vote their proxies in favor of such proposal. A copy of the Purchase Agreement is attached as Exhibit 2 to this Proxy Statement.

         Other Considerations

         We believe that the increase in the number of authorized shares of Common Stock is in the best interests of our Company and its shareholders since additional shares of Common Stock will be available for use to pay dividends on the Preferred Stock and, if feasible, in acquisitions and in raising additional capital. The increase will also provide us with the flexibility of having a broader choice in the type and number of equity securities available to it for the above and other corporate purposes. Although we continually consider acquisitions of businesses, products and licenses, there are no definitive agreements at this time respecting any merger or consolidation or acquisition of another business, product or license, or the sale or liquidation of the Company or its business.

         Due to the  Board  of  Directors'  discretion  in  connection  with the issuance of additional shares of Common Stock, it may, under certain circumstances, possess timing and other advantages in responding to a tender offer or other attempt to gain control of our Company, which may make such attempts more difficult and less attractive. For example, issuance of additional shares would increase the number of shares outstanding and could necessitate the acquisition of a greater number of shares by a person making a tender offer and could make such acquisition more difficult since the recipient of such additional shares may favor the incumbent management. Moreover, these advantages give the Board of Directors the ability to provide any such holders with a veto power over actions proposed to be taken by the holders of the Company's Common Stock. This could have the effect of insulating existing management from removal even if it is not in the best interest of the common shareholders. We are not aware of any existing or threatened efforts to obtain control of the Company.

         The  complete  text of the  Proposed  Stock  Amendment  is  attached as
Exhibit 1 to this Proxy Statement.

         Proposal 2 - The Proposal to Remove Price Limits on Issuances and Anti-Dilution Provisions

Background

         We agreed in Section 4.14 of the Purchase Agreement that without shareholder approval of this Proposal we may not issue shares of Common Stock or common stock equivalents for an effective per share purchase price of Common Stock of less than $1.2638, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

         The anti-dilution clauses in the Preferred Stock are set out at Section 7 of the Certificate of Amendment for the Preferred Stock that is attached as
Exhibit 3 to this Proxy Statement, and the anti-dilution clauses in the Warrants are set out at Section 3 of the form of Warrant that is also attached as Exhibit
4. Subject to exceptions for Exempt Issuances (as defined) and issuances of up to $1 million in any 12-month period if we issue any shares of common stock or common stock equivalents at less than $1.2639, the conversion price of the Preferred Stock will be reduced to the lower price. Similarly, subject to exceptions for Exempt Issuances (as defined) and issuances of up to $1 million in any 12-month period if we issue any shares of common stock or common stock equivalents at less than $1.2638, the exercise price of the Warrants and the number of shares issuable on exercise of the Warrants will be proportionately increased. The anti-dilution provisions are not weighted, and do not depend on the number of shares that are issued at a particular price. However, unless shareholders approve the Proposal to Remove Price Limits on Issuances and Anti-Dilution Provisions, the conversion price of the Preferred Stock and the exercise price of the Warrants will not be reduced below $1.2639 and $1.2638, respectively, by operation of the anti-dilution clauses.

The Proposal

     At the Meeting, shareholders will be asked to approve the Proposal to Remove Price Limits on Issuances and Anti-Dilution Provisions, namely that (i) the board of directors may from time to time issue shares of common stock and stock equivalents at prices below $1.2638 per share, and that (ii) there shall be no limit on the amount to which the conversion price of the Preferred Stock and the exercise price of the Warrants may be reduced by operation of the anti-dilution clauses.

Considerations

         As we noted earlier, we agreed in the Purchase Agreement that, unless shareholders approve this Proposal, we may not issue shares of Common Stock or common stock equivalents for an effective per share purchase price of Common Stock of less than $1.2638, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock. We believe that shareholder approval for the issuance of common stock at less than $1.2638 per share is in the best interests of the Company and its shareholders so that we not be limited in obtaining funds at whatever price per share is from time to time available.

         Proposal 3 - Dividends In Common Stock Proposal

         At the Meeting, shareholders will be asked to approve the issuance in the discretion of the Board of Common Stock instead of cash in payment of dividends on the Preferred Stock, without limit on the number of shares that may be issued for this purpose. The Common Stock issuable for any dividend payment will be valued at 90% of the average of the volume weighted average prices (as defined) during the 20 consecutive trading days prior to the then dividend payment date.

Considerations

         Unless shareholders approve proposal 3, the Company will not be permitted to pay dividends in shares of Common Stock, and the maximum number of shares that could in any event be issued as dividends would be 7,607,360 (19.99% of the number of shares outstanding on the date of the Purchase Agreement). The ability to issue unlimited shares of common stock instead of cash in payment of dividends would result in financing flexibility, but could significantly dilute the holders of the Common Stock.

         Proposal 4 -- Adoption of the 2005 Stock Plan

General

         Subject to approval by shareholders, the directors have adopted a plan that will enable us to grant equity and equity-linked awards to our directors, officers, employees and other persons who provide services to the Company. This plan is called the "2005 Stock Plan," and is sometimes referred to in this Proxy Statement as the plan.

         The plan is intended to allow us to provide incentives that will (1) strengthen the desire of highly competent persons to provides services to us and
(2) further stimulate their efforts on our behalf. Additional Information Concerning the Plan

         The following is a summary of certain key provisions of the plan. A copy of the plan is included as Exhibit 5 to this Proxy Statement.

         Shares Available. The maximum number of shares of common stock that may be delivered under the plan is 5,000,000, subject to adjustment for certain specified changes to the Company's capital structure. Some awards under the plan may link future payments to the awardee to the future value of a specified number of shares of common stock. The number of shares used for reference purposes in connection with these awards will be considered "delivered" for purposes of computing the maximum number of shares that may be delivered under the plan. If an award under the plan terminates without the shares subject thereto being delivered, the shares subject to such award will thereafter be available for further awards under the plan.

         Eligibility. All directors, officers, employees and other persons who provide services to the Company are eligible to participate in the plan.

         Administration. The administrator of the plan will be the board or any other committee of one or more persons which the board designates to serve as the administrator of the plan. The board or committee serving as administrator (the "Committee") will, among other things, have the authority to: construe the plan and any award under the plan; select the directors and officers and other persons to whom awards may be granted and the time or times at which awards will be granted; determine the number of shares of common stock to be covered by or used for reference purposes for any award; determine and modify from time to time the terms, conditions, and restrictions of any award; approve the form of written instrument evidencing any award; accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable; waive, in whole or in part, any restriction or condition with respect to any award; and modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

         The Committee has not yet made any awards under the plan. Because the granting of awards is in the sole discretion of the Committee, the nature and magnitude of future awards cannot currently be determined.

         Types of Awards. The types of awards that may be made under the plan are stock options, stock appreciation rights, restricted stock awards, and stock units. The Committee will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards,
(2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of change of control and (5) method of exercise and of any required payment by the recipient. Additional information concerning the types of awards that may be made are set forth below.

         Stock Options. The Committee may grant options that are qualified as "incentive stock options" under Section 422 of the Internal Revenue Code ("ISOs") and options that are not so qualified ("non-qualified options"). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and
(3) the recipient must be an employee of our company.

         Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Committee. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

         Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Committee. The shares will be subject to such vesting periods and other restrictions and conditions as the Committee determines.

         Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

         Certain Corporate Transactions. If certain corporate transactions specified in the plan occur, the Committee may make appropriate or equitable adjustments to the plan and awards, including (1) the number of shares of stock that can be granted; (2) the number and kind of shares or other securities subject to any then outstanding awards and (3) the exercise price, base price, or purchase price applicable to outstanding awards under the plan. The Committee may cancel outstanding awards, but not outstanding stock or restricted stock awards, in connection with any merger or consolidation of our company or any sale or transfer of all or part of our assets or business, or any similar event. The Committee may determine to make no compensation whatsoever for any canceled awards that are not in-the-money (as defined below) or for any canceled awards to the extent not vested. The Company is required to provide payment in cash or other property for the in-the-money value of the vested portion of awards that are in-the-money and that are canceled as aforesaid. Awards are in-the-money only to the extent of their then realizable market value, without taking into account the potential future increase in the value of the award (whether under Black-Scholes-type formulas or otherwise).

         Amendment. The board may amend the plan at any time and from time to time, provided that (1) no amendment may deprive any person of any rights granted under the plan before the effective date of such amendment, without such person's consent; and (2) amendments may be subject to shareholder approval to the extent needed to comply with applicable law and stock exchange requirements.

         Term of Plan. No award may be granted under the plan after the close of business on the day immediately preceding the tenth anniversary of the adoption of the plan. However, all awards made prior to such time will remain in effect in accordance with their terms.

         Certain Federal Income Tax Considerations; Matters Relating to Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, we are generally precluded from deducting compensation in excess of $1 million per year paid to our chief executive officer and our next four highest paid executive officers. For purposes of this limitation, there is excluded from compensation any payments that an executive receives under performance-based plans that meet certain requirements specified by the Internal Revenue Code. The new plan that you are being asked to approve does not qualify as a performance-based plan and, accordingly, compensation realized in respect of awards will be subject to the Section 162(m) limitation. Consequently, the granting of awards under the plan, either alone or in conjunction with other compensation, could cause us to have non-deductible compensation expense.

         Matters Relating to Change of Control. The Committee may provide that the vesting of an award be accelerated upon a change of control. In such event, all or a portion of the relevant award may be deemed a "parachute payment." Under provisions of the Internal Revenue Code, (1) the recipient of an "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code) would be required to pay a 20% excise tax thereon (in addition to income tax otherwise owed) and (2) the "excess parachute payment" would not be deductible to our company. If any of our executive officers is required to pay such an excise tax, we will be required to pay the executive an amount that is sufficient on an after-tax basis to offset such payment.

         Matters Relating to Stock Options

         Non-Qualified Options. No income will be recognized by a participant upon the grant of a non-qualified option. Upon exercise, the participant will generally have ordinary income in the amount equal to the excess of the fair market value of the shares acquired over the exercise price. The income recognized by an employee participant will be subject to tax withholding. Upon a later sale of such shares, the participant will have capital gain or loss in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the participant with respect to shares acquired upon exercise of the non-qualified option.

         Incentive Stock Options. No income will be recognized by a participant upon the grant of an incentive stock option. Further, the participant will recognize no income at the time of exercise (although a participant may have income for purposes of alternative minimum tax calculations) and we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an option. If the participant holds the acquired shares two years from the date of grant and one year from the date of exercise the entire gain (or loss) realized when the participant eventually disposes of the stock is treated as long term capital gain (or loss). If the shares are disposed of before such holding period requirements are satisfied, the participant will recognize ordinary income in an amount equal to the lesser of the difference between (1) the exercise price and the fair market value of the shares on the date of exercise or (2) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as capital gain or loss. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant.


                                       ***

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED STOCK AMENDMENT, THE PROPOSAL TO REMOVE PRICE LIMITS ON ISSUANCES AND ANTI-DILUTION PROVISIONS, THE DIVIDEND IN COMMON STOCK PROPOSAL AND THE ADOPTION OF THE 2005 STOCK PLAN PROPOSAL.

Vote Required

The affirmative vote of a majority of the total outstanding shares of Common Stock is required to adopt the Proposed Stock Amendment. The affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the Proposal to Remove Price Limits on Issuances and Anti-Dilution Provisions, the Dividends in Common Stock Proposal, and the adoption of the 2005 Stock Plan.

Under SEC rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals. In accordance with New York State law, abstentions are not counted in determining the votes cast in connection with the proposals. However, because the Stock Amendment proposal requires the affirmative vote of a majority of all outstanding shares entitled to vote, an abstention on this proposal will have the same legal effect as a vote against the proposal.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company during the periods indicated for (i) the chief executive officer during fiscal year 2004 and (ii) certain other persons that served as executive officers in fiscal year 2004 whose total annual salary and bonus was in excess of $100,000.

                        SUMMARY COMPENSATION TABLE (1)(2)

==================================== ================================================ ================ =================
                                                                                         Long-Term        All Other
Name and Principal Position                        Annual Compensation                 Compensation      Compensation
                                     ------------------------------------------------ ---------------- -----------------
                                          Period              Salary         Bonus      Securities         ($)
                                                               ($)            ($)       Underlying
                                                                                       Options/SARs
                                                                                            (#)
------------------------------------ ------------------ ------------------- --------- ---------------- -----------------
Gail Montgomery, President,
Chief Executive Officer and          7/1/01 - 6/30/02          257,000                    500,000
Director
                                     ------------------ ------------------- --------- ---------------- -----------------
                                     7/1/02 - 6/30/03          275,000                  1,175,000
                                     ------------------ ------------------- --------- ---------------- -----------------
                                     7/1/03 - 6/30/04      300,000 (4)
------------------------------------ ------------------ ------------------- --------- ---------------- -----------------
Paul Intlekofer, Chief Financial
Officer and Senior Vice President,   7/1/02 - 6/30/03          190,731                  1,050,000         37,500(3)
Corporate Development                ------------------ ------------------- --------- ---------------- -----------------
                                     7/1/03 - 6/30/04          219,135
------------------------------------ ------------------ ------------------- --------- ---------------- -----------------
Benjamin T. Sporn, Senior Vice
President, General Counsel and       7/1/01 - 6/30/02          207,500
Secretary (5)                        ------------------ ------------------- --------- ---------------- -----------------
                                     7/1/02 - 6/30/03          207,500                    225,000
                                     ------------------ ------------------- --------- ---------------- -----------------
                                     7/1/03 - 6/30/04          194,808
==================================== ================== =================== ========= ================ =================

(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director, the lesser of $50,000 or 10% of such person's annual salary and bonus.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), the table omits a number of columns reserved for types of compensation not applicable to the Company.

(3) Fees earned in a consulting capacity during fiscal year 2003.

(4) Includes $25,000 of deferred compensation.

(5) Effective January 1, 2005, Mr. Sporn became a consultant to the Company.

None of the individuals listed above received any long-term incentive plan awards during the fiscal year.

Employment and Consulting Agreements

         The Company entered into a three-year employment agreement with Gail Montgomery as President and Chief Executive Officer, effective as of September 1, 2002. The agreement provides for an annual salary of $275,000, $300,000, and $325,000 in the successive years under the agreement, and for performance bonuses based on achieving defined revenue targets. Ms. Montgomery is also entitled to additional payments equal to one year's salary plus an additional month of salary for defined years of service, if her employment is terminated without cause before the agreement expires, or if the Company fails to offer to enter into a new one-year agreement upon expiration. If Ms. Montgomery's employment is terminated or she resigns within six months after a change of control (as defined) the Company will pay to her 2.99 times her annual salary and previous year's bonus plus certain gross-ups, but these payments will be reduced to the extent necessary to prevent the application of Section 280G of the Internal Revenue Code.

         Effective as of September 16, 2002 the Company entered into a three-year employment agreement with Paul Intlekofer, who has served as Chief Financial Officer and Senior Vice President, Corporate Development since January 17, 2003. The agreement provides for an annual salary of $200,000, $225,000, and $250,000 in the successive years under the agreement, and for performance bonuses based on achieving defined revenue targets. Mr. Intlekofer is also entitled to additional payments equal to one year's salary, if his employment is terminated without cause before the agreement expires. If Mr. Intlekofer's employment is terminated or he resigns within six months after a change of control (as defined) the Company will pay to him 2.99 times his annual salary and previous year's bonus plus certain gross-ups, but these payments will be reduced to the extent necessary to prevent the application of Section 280G of the Internal Revenue Code.

         The Company entered into a four-year agreement with Benjamin Sporn effective as of September 1, 2002, which provides for his services as Senior Vice President, General Counsel, and Secretary as an employee during the first two years of the term, and as General Counsel as a consultant during the balance of the term. Mr. Sporn's salary and fees will be $207,500, $225,000, $150,000 and $100,000 in successive years under the agreement, plus performance bonuses based on achieving defined revenue targets. Mr. Sporn is also entitled to additional payments equal to two years' salary if his employment is terminated without cause before the agreement expires. If Mr. Sporn's employment is terminated or he resigns within six months after a change of control (as defined) the Company will pay to him 2.99 times his annual salary and previous year's bonus plus certain gross-ups, but these payments will be reduced to the extent necessary to prevent the application of Section 280G of the Internal Revenue Code.

         The following tables set forth information with regard to options granted during the fiscal year (i) to the Company's Chief Executive Officer, and
(ii) to other officers of the Company named in the Summary Compensation Table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

------------------------------------------------------------------------------------------- -------------------------------
                                                                                            Potential Realizable Value At
                                    Individual Grants                                       Assumed Annual Rates Of Stock
                                                                                            Price Appreciation For Option
                                                                                            Term
------------------------------------------------------------------------------------------- -------------------------------
                               Number Of      Percent Of Total
                               Securities        Options/SARs     Exercise
                               Underlying         Granted To      or Base
           Name               Options/SARs       Employees In       Price      Expiration
                              Granted (#)        Fiscal Year        ($/Sh)        Date          5% ($)         10% ($)
--------------------------- ----------------- ------------------- ----------- ------------- --------------- ---------------
Paul Intlekofer                    0                  0%              --           --             --              --
--------------------------- ----------------- ------------------- ----------- ------------- --------------- ---------------
Gail Montgomery                    0                  0%              --           --             --              --
--------------------------- ----------------- ------------------- ----------- ------------- --------------- ---------------
Benjamin T. Sporn                  0                  0%              --           --             --              --
--------------------------- ----------------- ------------------- ----------- ------------- --------------- ---------------

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------
                                                 Individual Grants
---------------------------------------------------------------------------------------------------------------------
                            Shares        Value                                            Value of Unexercised
                         Acquired in    realized         Number of Unexercised         In-the-Money Options/SARs at
         Name            Exercise (#)      ($)        Options/SARs at FY-End (#)                  FY-End
                                                   ---------------------------------- -------------------------------
                                                       Exercisable     Unexercisable    Exercisable    Unexercisable
----------------------- --------------- ---------- ---------------- ----------------- -------------- ----------------
Paul  Intlekofer              0             0              293,333           766,667        $68,967         $186,333
----------------------- --------------- ---------- ---------------- ----------------- -------------- ----------------
Gail Montgomery               0             0              745,833         1,154,167        $35,874         $210,875
----------------------- --------------- ---------- ---------------- ----------------- -------------- ----------------
Benjamin T. Sporn             0             0              349,000           148,500        $73,290          $73,290
----------------------- --------------- ---------- ---------------- ----------------- -------------- ----------------

Pension Plan

         Eligible  employees  of the  Company  were  until  September  19,  2004 entitled to participate and to accrue benefits in the AB Mauri Food Inc. Retirement Plan, a non-contributory pension plan (the "Pension Plan") maintained by AB Mauri Food Inc. No additional pension benefits accrue under the Pension Plan for services performed or compensation paid on or after September 19, 2004. Service with the Company after September 19, 2004 will be considered solely for purposes of vesting and for determining eligibility for early retirement benefits. Ms. Montgomery and Mr. Sporn are fully vested in the Pension Plan. Mr. Intlekofer will vest in the Pension Plan in September 2007 if he is then employed by the Company. Ms. Montgomery will receive approximately $15,000 in annual benefits under the Pension Plan at age 65. If Mr. Intlekofer vests in the Pension Plan he will receive approximately $6,400 in annual benefits under the Plan at age 65. Commencing January 1, 2005 Mr. Sporn is receiving a $26,731 annual pension under the Pension Plan, that will continue after his death for the life of his wife.

Director Compensation

         Non-management Directors each receive a quarterly director's fee of $1,800 and the Chairman of the Board receives a quarterly director's fee of $3,600. Each non-management Director also receives $500 for each meeting of the Board attended in person, $250 for each meeting of the Board attended telephonically, and each received options to acquire 15,000 shares of Common Stock during the fiscal year ended June 30, 2004, at an exercise price of $1.02. For the fiscal year ending June 30, 2005, each non-management Director received options to acquire 15,000 shares of Common Stock at an exercise price of $1.04. The sole management director receives no compensation for her services as director.

Compensation Committee

         The Board of Directors has a Compensation Committee which consists of independent directors John L. Cassis, Audrey T. Cross and John H. Gutfreund.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors determines executive compensation taking into consideration recommendations of the Compensation Committee. No member of the Company's Board of Directors is an executive officer of a company whose compensation committee or board of directors includes an executive officer of the Company.

Audit Committee

         The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Serving on the Committee are P. George Benson, Warren D. Cooper and John H. Gutfreund. The Board of Directors has determined that it has an audit committee financial expert serving on the audit committee, John H. Gutfreund. Mr. Gutfreund is an independent director as defined in Item 7(d)(3)(iv) of Schedule 14A. The Board of Directors has determined that the members of the Audit Committee are "independent" as defined in NASDAQ Stock Market's Marketplace Rule 4200.

         Principal Shareholders and Share Ownership of Directors and Officers

         The following table sets forth, as of May 1, 2005, information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's executive officers and directors, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each shareholder's address is c/o the Company, 4 Manhattanville Road, Purchase, New York 10577-2197. The Company's common stock is the only class of its voting securities.

Shares Owned Beneficially and of Record (1)

   ---------------------------------------- ----------------- -------------
   Name and Address
   No. of Shares                               No. of Shares     % of Total
   ---------------------------------------- ----------------- -------------
   P.  George Benson(2)                              115,000              *
   ---------------------------------------- ----------------- -------------
   John L. Cassis(3)                               1,999,037          4.99
   ---------------------------------------- ----------------- -------------

--------
(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group or group of persons is deemed to have "beneficial ownership" of any shares as of a given date, which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 105,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(3) Consists of 1,989,037 shares of Common Stock issuable on conversion of 2,493 shares of Preferred Stock owned by affiliates of Mr. Cassis and 10,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans. Does not include 404,262 additional shares of Common Stock that are issuable to these affiliates on conversion of 507 additional shares of Preferred Stock subject to a restriction (the "4.99% Restriction") that limits the right of a holder to convert Preferred Stock and to exercise Warrants if beneficial ownership of the holder and its affiliates would exceed 4.99% of the shares of Common Stock that would then be outstanding after giving effect to such conversion or exercise. Also does not include 921,456 additional shares of Common Stock that these affiliates may acquire upon exercise of Warrants that are exercisable commencing October 1, 2005 subject to the 4.99% Restriction. See "Proposals" for information on the Preferred Stock and the Warrants. Mr. Cassis disclaims beneficial ownership of the securities referred to in this footnote except to the extent of his pecuniary interest in these securities.

   Warren D. Cooper(4)                                55,000             *
   ---------------------------------------- ----------------- -------------
   Audrey T. Cross(5)                                129,000             *
   ---------------------------------------- ----------------- -------------
   John H. Gutfreund(6)                              235,000             *
   ---------------------------------------- ----------------- -------------
   Paul Intlekofer(7)                                658,716           1.7
   ---------------------------------------- ----------------- -------------
   Gail Montgomery(8)                              1,367,478           3.5
   ---------------------------------------- ----------------- -------------
   Marvin Moser(9)                                   225,000             *
   ---------------------------------------- ----------------- -------------
   Wyeth(10)                                       3,478,261           9.1
   Giralda Farms
   Madison, NJ 07940
   ---------------------------------------- ----------------- -------------
   All Executive Officers and Directors            4,784,231          12.6
   as a Group (8 persons)(11)
   ---------------------------------------- ----------------- -------------

* Less than 1%

----------
(4) Consists of shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(5) Includes 125,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(6) Includes 85,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(7) Includes 626,666 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(8) Includes 1,181,666 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.


(9) Includes 190,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(10) Formerly American Home Products Corporation.

(11) Includes 2,323,332 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans, and 1,989,037 shares issuable on conversion of Preferred Stock.

Interests of Certain Persons in Matters to be Acted Upon

See "Principal Shareholders and Share Ownership of Directors and Officers" for information on Preferred Stock and Warrants that are owned by affiliates of John
L. Cassis, who is a director of the Company.


                                  OTHER MATTERS

Expense Of Solicitation

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made for the Company by Mackenzie Partners LLC, and may also be made by employees of the Company by mail, personally, by telephone or by e-mail. The Company has agreed to pay $7,500 to Mackenzie Partners LLC for its services. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

Shareholder Communications With the Board of Directors

         Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at 914-701-4545. However, shareholders may communicate with the Board of Directors by sending a letter to Board of Directors of Nutrition 21, Inc., c/o Corporate Secretary, 4 Manhattanville Road, Purchase, NY 10577. Any communications must contain a clear notation indicating that it is a "Shareholder--Board Communication" or a "Shareholder--Director Communication" and must identify the author as a shareholder. The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. The Company reserves the right not to forward to the Board of Directors any communication that is hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications

Proposals Of Shareholders

Notice Required to Include Proposals in Our Proxy Statement

         We will review for inclusion in our next annual proxy statement shareholder proposals received by July 9, 2005. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to

Nutrition  21,  Inc.,  4  Manhattanville  Road,  Purchase,  NY 10577  Attention:
Benjamin T. Sporn, Secretary.

Notice Required to Bring Business Before Annual Meeting

         Our by-laws establish an advance notice procedure for shareholders to make nominations of candidates for election of director or to bring other business before our annual meeting. Under these procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the fiscal year 2005 annual meeting of shareholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or
(ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

         If a shareholder notifies us after September 9, 2005, of an intention to present a proposal at the fiscal year 2005 annual meeting of shareholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

Other Matters

         The Board of Directors of our Company does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors' recommendations.

WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. THEREFORE, WE URGE YOU TO PROMPTLY VOTE AND SUBMIT YOUR PROXY BY PHONE, VIA THE INTERNET, OR BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Dated:   Purchase, New York, May13,  2005
By Order of the Board of Directors

BENJAMIN T. SPORN, Secretary

                               NUTRITION 21, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  JUNE 28, 2005                 10:00 AM

         The undersigned hereby appoints Gail Montgomery and Benjamin T. Sporn, or either of them, as proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock of Nutrition 21, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held June 28, 2005 or any adjournments thereof.

         1. The Preferred Stock Amendment (Proposal No. 1)

                     FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

         2. Proposal to Remove Price Limits on Issuances and Anti-Dilution Provisions (Proposal No. 2)

                     FOR [ ]      AGAINST [ ]      ABSTAIN [ ]


         3. Dividends in Common Stock Proposal (Proposal No. 3)

                     FOR [ ]      AGAINST [ ]      ABSTAIN [ ]


         4. Adoption of the 2005 Stock Plan (Proposal No. 4)

                     FOR [ ]      AGAINST [ ]      ABSTAIN [ ]



                  (Continued and to be signed on reverse side)

In his or her discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL FOUR PROPOSALS.


Dated: _________________________


--------------------------------
Signature

--------------------------------
Signature if held jointly


         (Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

              Please mark, date, sign and return this Proxy in the
                               enclosed envelope.